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                                                                   Exhibit 10.13

                                October 10,1997



Mr. William W. Davis, Sr.
President/CEO
Pulsar Data Systems, Inc.
4500 Forbes Boulevard
Lanham, MD 20706

Dear Mr. Davis:

The purpose of this letter is to memorialize the agreement reached at the October 9 meeting between representatives of Pulsar Data Systems, Inc. ("Pulsar") and IBM Credit Corporation, ("IBM Credit").

Pulsar has immediately cash requirements of $2.1 million and has requested that IBM Credit wire funds to cover such requirements. IBM Credit has agreed to provide such funding in light of the agreement reached at the above referenced meeting summarized herein. Pulsar agrees to use its best efforts to pursue potential sources for a cash equity infusion. It is Pulsar's intent to obtain a cash equity infusion in an amount sufficient to resolve the Shortfall Amount and sufficient enough so that all collateral except A/R and inventory at the Advance Rates set by IBM Credit (the "Equity Infusion") shall be excluded when calculating Eligible Collateral. It is the intent of Pulsar and IBM Credit that such Equity Infusion shall occur before January 31, 1998 and shall be in amount of no less than $2 million.

Additionally, IBM Credit understands that due to the nature of Pulsar's business and billing cycle, Pulsar's Shortfall Amount (as such term is defined in the Forbearance Agreement) may fluctuate during each month. IBM Credit and Pulsar agree that:

     (a) during the month of October the Shortfall Amount shall fluctuate and shall not exceed $3.5 million, and shall be $1.2 million on October 30, 1997 during the week ending October 17, 1997 the Shortfall Amount not exceed 42.5 million;

     (b) during the month of November the Shortfall Amount shall not exceed $3.0 million and shall be $375,000 on November 30, 1997;

     (c)  during the month of December the Shortfall Amount shall not exceed
          $2.5 million and shall be $0 on December 30, 1997; and
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     (d)  during the month of January the Shortfall Amount shall not exceed $1.5 million and shall be $0 on January 31, 1997.

IBM Credit shall provide Pulsar with a formula to determine the permissible spread of the Shortfall Amount fluctuation by October 17, 1997, (for example - in November the formula should be first week 25% of the difference between $3 million and $375,000 plus $1.2 million). Such formula shall be calculated using the above amounts.

Mr. William Davis agrees to make available certain personal assets available to IBM Credit. Mr. Davis shall:

1. Grant to IBM Credit a second mortgage for and a security interest in, and a lien on, his personal residence. Mr. Davis that Mrs. Lillian Davis agrees to execute and deliver whatever documents are required to formalize her commitment to grant such mortgage. Mr. Davis has further represented that the present value of equity in his residence is $1 million and IBM Credit is willing to give collateral value 80% of that amount.

2. Obtain a loan on the $1.5 million cash value of certain Life Insurance Policies #2203010 and 9267680, and 44711634 and pay the proceeds of such loan directly to the Pulsar Lockbox.

3. Grant to IBM Credit a security interest in and an assignment of brokerage account #723-27W37 at Merrill Lynch, with an estimated present value at $544,000.

4. Deposit any and all amounts received as a personal Federal Income Tax Refund into the Pulsar Lockbox (currently represented to be $1.573 million).

Pulsar agrees to:

1. Provide IBM Credit with weekly itemized cash flow projections beginning October 17, 1997.

2. Sign and execute and deliver to IBM Credit that certain IWCF on or before October 17, 1997.

3. For $1.00, Issue Warrants to IBM Credit evidencing 4% ownership interest (fully diluted) of Pulsar stock on the occurrence of (i) Pulsar's default of its commitments set forth herein, (ii) any additional default or (iii) Pulsar does not get the equity infusion referenced in paragraph 2 above by January 31, 1998. In the event that Pulsar does not obtain an Equity Infusion by January 31, 1998, then Pulsar shall issue to IBM Credit additional Warrants for stock representing 5% ownership interest, on a fully diluted basis, at the end of each month such Equity Infusion has not been obtained beginning February 1998 until April 30, 1998.
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IBM Credit Agrees:

1. To extend the term of the Forbearance Agreement until January 31, 1998, provided that Pulsar meets all its obligations as set forth herein and provided that no further defaults occurs and further provided that all documents necessary to finalize these terms are executed by October 31, 1997.

2. Release the Assignment by William Davis of the cash value of the Life Insurance Policies referenced herein, so that Mr. Davis may obtain the loan referenced above.

3. IBM Credit Corporate hereby agrees to extend the terms of the Forbearance Agreement based on the shortfall amount for January 1998 up until the period ending April 30, 1998.

4. In the event that the Cash Infusion identified in paragraph two is not obtained by January 31, 1998, and provided there are no additional events of default, IBM Credit agrees to extend the terms of the forbearance until April 30, 1998, provided that Pulsar meets the following Shortfall limits, collateralized only by accounts receivable and inventory at the Advance Rates Set by IBM Credit:

               January 31, 1998         $0
               February 28, 1998        $825k
               March 31, 1998           $1,630K

IBM Credit and Pulsar intend to execute whatever documentation is necessary to formalize and finalize their agreement herein. By way of example and not limitation, this shall include mortgage documentation, assignment of a brokerage account, stock certificates, and executed IWCF and the modified Forbearance Agreement. IBM Credit, in good faith, is providing funding to Pulsar based in part on the representation set forth herein, and on Pulsar's request for immediate working capital requirements and on Pulsar's agreement to execute the required documentation. Pulsar and IBM Credit agree that time is of the essence in this Agreement.

Nothing in this letter, the Forbearance Agreement of any of the other negotiations or other action undertaken pursuant to this letter shall constitute a waiver or modification of any of IBM Credit's rights and remedies against Pulsar or Mr. and Mrs. Davis.
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Please sign below to acknowledge the terms set forth herein, and your acceptance and agreement to such terms.

                                    Sincerely,


                                       /s/ Mitch Faile
                                    -----------------------
                                    Mitch Faile
                                    Account Executive

Acknowledged and agreed to:


By: /s/ William W. Davis, Sr.
   -----------------------------------
Name: Mr. William Davis, as Guarantor
and as President and CEO of Pulsar Data
Systems, Inc.